Exhibit 5.1
November 13, 2020

Pioneer Energy Services Corp.
1250 N.E. Loop 410, Suite 1000
San Antonio, Texas 78209

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Pioneer Energy Services Corp., a Delaware corporation (the “Registrant”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,198,074 shares of the Registrant’s Common Stock, $0.001 par value per share (the “Shares”), that are reserved for issuance under the Pioneer Energy Services Corp. 2020 Employee Incentive Plan (the “2020 EIP”), as described in the Registrant's Registration Statement on Form S-8 (as may subsequently be amended, the “Registration Statement”).

In connection with the foregoing, we have examined the 2020 EIP and originals or copies of certain corporate records of the Registrant, certificates and other communications of public officials, certificates of officers of the Registrant and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Registrant and on certificates and other communications of public officials. We have assumed that the persons identified to us as officers of the Registrant are actually serving as such and that any certificates representing the Shares will be properly executed by one or more such persons. We have assumed the effectiveness of the Registration Statement pursuant to the Securities Act. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Registrant of all documents examined by us, that the Registrant will receive any required consideration for such Shares and the legal capacity of each individual who signed any of those documents.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner referred to in the 2020 EIP and pursuant to the agreements that accompany the 2020 EIP, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America and applicable provisions of the Delaware General Corporation Law and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm wherever it appears in the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Norton Rose Fulbright US LLP
Norton Rose Fulbright US LLP